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                                                                  EXHIBIT 3.17A

                           ARTICLES OF INCORPORATION

      We hereby associate to form a stock corporation under the provisions of Chapter 1 of Title 13.1 of the Code of Virginia and to that end, set forth the following:

      A. The name of the corporation is ELECTRONIC SYSTEMS, INC.

      B. The purposes for which the corporation is organized are:

            1. To own, operate and maintain a sales and service organization to buy, sell, import, export, exchange, lease, trade, and generally deal in office machinery of all types including, but not limited to, typewriters, dictating machines, adding, addressing, billing, duplicating, tabulating, bookkeeping, and accounting machines, computing machines, parts and supplies therefor and appliances thereto, and all other articles incident or desirable in connection therewith; also any and all other kinds of machinery and tools, parts and supplies therefor, and appliances thereto, and to do and transact all business, contracts and agreements of every kind and description, including the right to sell, acquire, improve and lease real property, which may be necessary, desirable or expedient in connection with the operation of such business. In addition, the corporation shall have the power to engage in any lawful activity not required to be stated in these Articles. These activities include, but are not limited to, such activities and powers enumerated in S.S. 13.1-2.1, 13.1-3.1 and 13.1-4 of the Code of Virginia of 1950 as amended.
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            2. To survey, subdivide, plot, grade, improve, pave and develop its lands for the purpose of building, sale or otherwise, and to do and perform all things needful and lawful for the development of same.

            3. The enumeration of objects, special powers and purposes herein shall not be deemed to exclude in any way or limit by inference any powers, objects or purposes which by force of the laws of the Commonwealth of Virginia, now or hereinafter in effect, or implied by any reasonable construction of the law, and the expression of one thing shall not be deemed to exclude another, although it be of like nature.

      C. The aggregate number of shares which the corporation shall have authority to issue is 5,000 and the par value shall be $10.00.

      D. There shall be preemptive rights of a stockholder to acquire unissued shares of the corporation's stock.

      E. The initial registered office of the corporation is located in the city of Norfolk, Virginia, and its post office address is #7 Koger Executive Center, Norfolk, Virginia 23502. The name of its initial registered agent is William G. Kamarek, who is a resident of Virginia and whose business address is the same as the address of the initial registered office of the corporation.

      F. The initial number of stockholders shall be one and the initial director shall be one. The name and address of the initial director is:
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          William G. Kamarek                       # 7 Koger Executive Center
                                                   Suite 116
                                                   Norfolk, Virginia 23502

      The Incorporator and initial director being one and the same person, no written notice by the incorporator to the director was necessary.

      Given under my hand this 22nd day of August, 1980 in the city of Norfolk Virginia

                                                  /s/ William G. Kamarek
                                                  ------------------------------
                                                  William G. Kamarek
                                                  Incorporator